EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-25041 of Rowan Companies, Inc. on Form S-8 of our report dated June 27, 2011, relating to the financial statements of the Rowan Companies, Inc. Savings and Investment Plan, appearing in this Annual Report on Form 11-K for the period from July 1, 2010 to December 31, 2010.

/s/ McConnell & Jones LLP
Houston, Texas
June 27, 2011